Exhibit 10.38

May 8, 2003

Peter J. Minihane

c/o Visual Networks, Inc.

2092 Gaither Road

Rockville, MD 20850

Dear Peter:

This letter confirms our agreement concerning your separation from Visual Networks, Inc. (“Visual”). We believe that the terms of this letter agreement reflect our mutual desires to provide for an amicable departure from your position and a smooth transition for Visual.

1.    You will resign as an employee of Visual at such time is agreed upon between you and Lawrence S. Barker (your “Departure Date”). In the event that Visual’s Board of Directors determines, in its sole discretion, to pay you a bonus, you will receive any such bonus as part of your final payroll check.

2.    You agree to abide by your obligations under your non-solicitation, non-competition and non-disclosure agreement (“Noncompete Agreement”).

3.    Notwithstanding your resignation as an employee, the stock options you have been awarded that you have not exercised shall continue to vest in accordance with the schedule and terms set forth in such grants so long as you continue to be a member of Visual’s Board of Directors, which shall be deemed “in a service relationship” with Visual for the purposes of the related grant agreements.

4.    Your current health insurance coverage will continue through your Departure Date. Thereafter, you are eligible to continue your health insurance coverage for an additional 18 months under COBRA. Visual will pay your COBRA premiums for health insurance coverage through September 30, 2003, should you elect to continue such coverage. You may also have certain conversion and/or continuation rights under the terms of our group life insurance policy, and these may be exercised by you, at your expense, after your Departure Date. We will provide you with further details on these conversion/continuation rights in a separate document.

5.    You will continue to serve on Visual’s Board of Directors until the expiration of your current term, at which point you shall be eligible for reelection in accordance with Visual’s By-laws. During any period of time that you are serving on the Board of Directors, and for a period of 90 days following your last date of service on the Board, you shall have access to Visual’s email and voice mail systems, and Visual shall maintain email and voice mail accounts for you on such systems.

6.    You will be reimbursed for all ordinary and necessary reasonable business related expenses incurred by you prior to your Departure Date. You must submit your request for reimbursement for these expenses, accompanied by proper documentation, to Lawrence S. Barker on or before July 1, 2003. In the event that any such expenses incurred during the period of your employment shall be characterized by the Internal Revenue Service as taxable income to you, Visual agrees to reimburse you for any tax liability you may incur as a result of such characterization.

7.    You will have no further right to participate in the Visual 401(k) Plan after your Departure Date; however, any vested rights in this plan which you currently have shall not be affected by this Agreement.

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8.    You will retain all computer-related equipment provided to you by Visual that is currently in your possession, including your laptop computer, desktop computer, fax machine, and printer. Until September 30, 2003, we will pay the services for your cell phone and your Blackberry. You will be solely responsible for servicing and maintaining all such equipment.

9.    Except as expressly set forth above, after your Departure Date, you will be entitled to no other or further compensation, remuneration or benefits from Visual other than as may be provided to you in your service as a member of the Board of Directors.

10.    You acknowledge that this Agreement is a full and accurate embodiment of the understanding between the parties and that it supersedes any prior agreements or understandings made by the parties, except that your responsibilities following your termination of employment, as set forth in your Non-compete Agreement, shall remain in full force and effect. The terms of this Agreement may not be modified, except by mutual consent of the parties. Any and all modifications must be reduced to writing and signed by the parties to be effective.

11.    This Agreement will be interpreted and enforced in accordance with Maryland law.

If the terms of our proposal are acceptable, please indicate your acceptance by signing below and returning to me a signed copy of this Agreement. By signing below, you are confirming that you have reviewed this agreement, understand its terms, and are entering into the Agreement freely and voluntarily.

Please let me know if you have any questions. I wish you the best of success and personal and professional fulfillment in the future.

Sincerely,

/s/ SCOTT E. STOUFFER

Scott E. Stouffer Chairman of the Board

AGREED AND ACCEPTED

/s/ PETER J. MINIHANE

Peter J. Minihane Date: 5-27-03

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